PanAgora Global Diversified Risk Portfolio

Amendment No. 46 to the Management Agreement by and between Met Investors Series Trust (the Registrant) on behalf of the PanAgora Global Diversified Risk Portfolio, and MetLife Advisers, LLC, is hereby incorporated by reference to the filing by the Registrant of such agreement in Post-Effective Amendment No. 68 on Form N-1A filed with the Securities and Exchange Commission on April 24, 2014.

The Investment Subadvisory Agreement for PanAgora Global Diversified Risk Portfolio by and between MetLife Advisers, LLC and PanAgora Asset Management, Inc., is hereby incorporated by reference to the filing by the Registrant of such agreement in Post-Effective Amendment No. 68 on Form N-1A filed with the Securities and Exchange Commission on April 24, 2014.